Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-64848) and related Prospectus of LeCroy Corporation and to the incorporation by reference therein of our report dated August 25, 2000, except for the second paragraph of Note 11, as to which the date is May 8, 2001, with respect to the consolidated financial statements and schedule of LeCroy Corporation included in its Annual Report (Form 10-K/A) for the year ended June 30, 2000, filed with the Securities and Exchange Commission on May 15, 2001.


                                                  /s/ ERNST & YOUNG LLP
MetroPark, New Jersey
July 25, 2001